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                                      EXHIBIT 21

                                     SUBSIDIARIES


Busse Bros., Inc., a Wisconsin corporation
The Buschman Company, an Ohio corporation
White Systems, Inc., a New Jersey corporation
McHugh, Freeman & Associates, Inc., a Wisconsin corporation
Weseley Software Development Corp., a Connecticut corporation
Real Time Solutions, Inc., a Delaware corporation
Pinnacle Automation, Canada, Inc., located in Mississauga, Ontario, Canada